Exhibit 10.23

Line of Credit Contract Borrower’s Copy	Baden Württembergische Bank Kleiner Schlossplatz 11 70173 Stuttgart Tax No. 2899/014/09009 Sales Tax ID No. DE 147 800 343	BW | Bank

Dear Business Friends,	Our reference: 4764 en
Your contact person: Kai-Uwe Küstner
Phone: (0821) 9000-201

The
Baden-Württembergische Bank	— hereinafter referred to as “Bank” —

offers the following line of credit in the amount of
EUR 5,000,000.00 (five Million Euro)

to the company
Baldwin Germany Holding GmbH
Joseph-Baur-Straße 2
86316 Friedberg

and the company
Baldwin Germany GmbH
Joseph-Baur-Straße 2
86316 Friedberg

and the company
Oxy-Dry Maschinen GmbH
Boschring 19
63329 Egelsbach

as joint Borrowers under joint and several liability	— hereinafter referred to as “Borrower” —
The following agreements apply to the credit arrangement:
1.	Possible individual credit arrangements

The line of credit may be utilized by the Borrower / the Borrowers mentioned above individually or in any combination up to the maximum amount stated above as
a)	Open credit up to EUR 5,000,000.00 on the checking account nos. 4408251, 7482102897, 4390431, 7482102969, 4390857, and 7482016842. Utilization for other checking accounts of the Borrowers requires a prior agreement between the parties to the contract.

For the utilized amounts of the agreed credit, the Bank currently charges interest in Euro at an APR of 7.50% and in USD of 8.75%.

Interest is charged quarterly on 3/30, 6/30, 9/30 and 12/30.

Unaffected by this agreement, the Bank is entitled to establish a new interest rate based on developments on the financial markets by written notification.

b)	Money market creditsup to EUR 5,000,000.00 according to the Attachment “Additional Terms for Money Market Credits”

Minimum amount for each individual business: EUR 250,000.00

The line of credit can be utilized by the client by borrowing revolving individual credits at fixed interest rates in all currencies, especially EUR or USD, GBP, CHF and JPY.

The interest rate will be determined for each individual credit according to the market situation on the Euromarket / money market (including the commission on bank guarantee according to Point 6.5 of the attachment “Additional Terms for Money Market Credits”).

In this regard, the following interest rate agreement applies:
•	Money market credits in EUR are set/settled according to the duration-based EURIBOR (reference interest rate) plus a Bank margin of 1.40% p.a.

•	Money market credits in USD are set/settled according to the duration-based USD LIBOR (reference interest rate) plus a Bank margin of 1.40% p.a.
c)	Import letters of credit up to EUR 5,000,000.00 according to the terms of the respective individual orders
The following specific terms for establishing import letters of credit are considered agreed:

Irrevocability commission	1.25% p.a. min EUR 75.00
Handling commission	0.2% min EUR 150.00
Deferred payment commission	1.25% p.a.. min EUR 75.00
Amendment of credits	EUR 75.00 per amendment
Additional fees such as notification or confirmation fees may become due according to the respective applicable terms in the Bank’s international business.

d)	Guaranteed credit up to EUR 5,000,000.00 based on the Attachment “Additional Terms for the Financial Guarantee Business” Commission on Bank guarantees 0.95% p.a., min. EUR 150.00 per individual guarantee.

Utilization by guarantee for warranties, fulfillments and advance payments but not for safeguarding credits.
Additional agreements for maximum utilization

The sum of the utilizations of the open credit, open credit in currency, money market credit, letters of credit and import financing, warranty guarantee, contracted performance guarantees and down payment guarantees must not exceed the amount of EUR 5,000,000.00.

Charges of individual credits/sureties in the currency to the line of credit

Fees are charged to the line of credit in foreign currency at the respective applicable, daily changeable currency exchange rate (reference price system “EuroFX” or — if not covered there — over the counter exchange rate).

2.	Additional components of the contract

The attachment “General Terms” as well as the other terms enclosed for each type of credit are significant components of this Line of Credit Contract.

3.	Utilization

The utilization of this line of credit is governed by respective individual agreements.

4.	Duration /Cancellation

The line of credit and all individual credits and sureties utilized within this line of credit are available to 02/01/2008.
Unaffected by this, the Borrower and the Bank are entitled to cancel the Line of Credit Contract at any time; this cancellation regulation also applies to the cancellation of all related individual contracts unless the respective applicable terms state something different. The right of the Bank to cancel the Line of Credit Contract as well as the individual credit contracts according to No. 26 of the General Terms of Business of the Bank as well as Point 11 of the attachment “General Terms” remains unaffected by this.

From the Borrower’s side, the Line of Credit Contract can be cancelled only through a joint cancellation declaration of all borrowers. Only the involved borrowers can cancel the individual credit arrangements. If more than one is involved in an individual credit arrangement, the cancellation must be done jointly.

5.	Liability

Several Borrowers are jointly and severally liable for all claims that the Bank is entitled to as a result of this Line of Credit Contract and all related individual contracts, regardless of which Borrower utilizes it with which account; this also applies if this Line of Credit Contract, including the aforementioned attachments, speaks of only one Borrower or contracting party.

6.	Surety

The Borrowers will provide the Bank legally effective the sureties listed below. The line of credit may only be utilized through the agreed upon individual credits after it is secured by the lien according to No. 21 of the General Business Terms of the Bank as well as by the sureties listed below, including applicable surety agreements:
If the Bank is provided or will be provided with additional guarantees — in addition to the aforementioned guarantees — these additional guarantees will also serve to secure the current and future claims of the Bank from this contract, if the surety purpose agreement made for the additional sureties does include this contract.

If sureties are provided by third parties, the Bank is entitled to state the demands to be secured according to the line of credit/utilization, account number and contract dates in the guarantee contract to be signed by the third party.

7.	Additional Agreements

For the duration of the line of credit, it is agreed that
a)	The credit agreement dated 11/21/2006 between the Baldwin Group and the LaSalle Bank will not be cancelled prematurely by any of the concerned parties. In the eventuality, the BW Bank has an extraordinary right to cancel.

b)	The consolidated equity base of the Baldwin Germany Holding GmbH, Baldwin Germany GmbH and Oxy-Dry Maschinen GmbH is at least EUR 5.0 Million.

The equity is calculated as follows:
Subscribed capital

+	Capital reserves

+	Revenue reserves

+/-	Profit/loss carried forward

+/-	Annual net profit/loss

+	Shareholder loans (long-term)

+	60% of the Special postings with Portions in Reserve

-	Outstanding deposits

-	Expenses for start-up / expansion of business operations

-	Goodwill

-	Loans to or receivables from shareholders

-	Own shares
If the aforementioned agreed upon obligations are not reached or maintained, the Baden-Württembergische Bank will set a reasonable deadline for correcting the breach of contract if a correction appears possible in the short term. Otherwise, or in case the set deadline passes without result, the Baden-Württembergische Bank has the right to cancel the credit and to place the existing balance on demand, even without maintaining a grace period. Other rights that we are entitled to based on our General Business Conditions or on other agreements, even within this Line of Credit Contract, are unaffected by this.

c)	Also due is a onetime structuring fee of 0.25% from EUR 5.0 Million. It is payable on May 1, 2007 and will be charged to the checking account # 4390431 of the Baldwin Germany Holding GmbH on the due date.

d)	The Bank charges a 0.75% p.a. credit commission for the provided line of credit of EUR 5.0 Million. This will be charged to the checking account # 4390431 of the Baldwin Germany Holding GmbH at the end of each quarter.

e)	It is agreed that in the course of our granting a credit, we will be engaged to a reasonable extent in the business sales and bank businesses for both domestic and international monetary transactions.

f)	This Line of Credit Contract replaces the credit offer dated March 1, 2007.
8.	Identification

By law, the Bank is required to check for identification.

9.	General Business Terms/Declaration of Acceptance

Additionally, the General Business Terms of the Bank apply. They are available for viewing at the offices of the Bank and will be provided upon request.
The Bank is bound by this offer for one month after which it expires.

The line of credit may be utilized as soon as the Bank has at its disposal the attached copy, signed by all Borrowers in a legally binding manner, and as soon as all sureties / surety documents — and other named documents — are properly on hand and the additional prerequisites are fulfilled. As long as this is not the case, the Bank is entitled to withdraw from the Line of Credit Contract.
10.	Refinancing Clause

The Borrower agrees that the Bank may provide required information (e.g., credit amount, due date, name and address of Borrower) to a central bank or a refinancing credit institute (refinancing institute), provided the Bank transfers, pledges or refinances by using another legal instrument the credit claims to a refinancing institute in the course of its own refinancing.

11.	Economic Beneficiary

According to § 8 Money Laundering Act, the Bank is obligated to inquire whether the Borrower is acting on his own account. If the Borrower is acting on behalf of a third party, the name and address of the economic beneficiary is to be stated below.

Name, address of the differing economic beneficiary

Augsburg, April 18, 2007 City, Date		City, Date

With kind regards
Baden-Württembergische Bank		The aforementioned credit line is accepted as offered

t.: /signature/ - Baldwin Germany Holding GmbH —

/signature/	/signature/
Kai-Uwe Küstner	Thomas Wetzler
	(by proxy Monika Weninger)	/signature/ - Baldwin Germany GmbH —
Enclosures
/signature/ - Oxy-Dry Maschinen GmbH —

Identification verified. Legit. set up or updated and for the validity of the signature(s)	Signature of the consultant (with consultant no.)

Attachment “General Terms”	Landesbank Baden-Württemberg Am Hauptbahnhof 2 70173 Stuttgart Tax No. 2899/014/09009 Sales Tax ID No. DE 147 800 343	LB — BW

1. Transaction via Checking Account
The individual Borrowers authorize the Bank herewith irrevocably to charge all required amounts for the individual credit transactions and all payments due based on this general agreement to their checking accounts with the Bank at the respective due dates.
2. Cost
The Borrower agrees to carry all legal and out-of-court costs, dues, fees, taxes and other expenses and encumbrances that arise in connection with handling this Line of Credit Agreement and/or the individual credits and sureties. If they are advanced by the Bank, the Borrower is obligated to repay them on first demand.
In any case, the Bank is to be positioned as if no costs, dues, fees, taxes and other expenses and encumbrances had arisen.
3. Redemption, Payments
3.1 All payment obligations from the individual credits and these general terms are only then considered paid with release of debt when they are available to the Bank without restrictions net and free of all current or future taxes, deductions, fees or other encumbrances of any kind.
3.2 For currency credits, all payment obligations arising from the respective individual credit arrangement are to be met exclusively and effectively in the currency in which the credit has been taken.
3.3 Unless otherwise agreed (Point 7 of the Line of Credit Contract), the Bank will convert the amount to be paid as well as other amounts due in foreign currency, referenced to the currency of the checking account, through a spot exchange transaction using the currency exchange rate of the reference price system EuroFX and charge or credit the account accordingly. Following international practice, the spot exchange transaction will be concluded 2 days prior to the due date of the amounts with valuta of the respective due date.
4. Exclusion of Assignment
The individual borrowers may neither fully nor partially assign or pledge demands on payments of loans or credits due them or other claims.
5. Offset, Allocation
5.1 The Borrower is not entitled to offset against claims of the Bank from this general agreement, the individual credits or with regard to the guarantees assumed by the Bank, with other demands determined to be indisputable or legal or to assert another right of retention.
5.2 The Bank may allocate payments of the Borrower at its sole discretion to owed services; conflicting instructions of the Borrower are overruled.
6. Significant Changes / Equal Ranking
The Bank assumes that the individual Borrowers will notify the Bank in case of significant changes in financing and of impending product or environmental liabilities of their companies. If during the duration of these general terms sureties are accorded to third parties and/or if potential priorities or better rankings are granted, then the Bank is to be secured in the same manner.
7. Disclosure of economic circumstances
The borrower is obligated to give the Bank at any time all requested information regarding his economic circumstances and to provide all required documents such that the Bank can obtain a clear and timely picture concerning the Borrower’s economic situation and can fulfill the requirements of Bank supervision.
During the duration of the credit, the Borrower will provide the Bank with the respective documents, signed and dated, on a regular basis. For Borrowers preparing balance sheets, this means in particular the certified or confirmed annual financial statement with attachments and the management report as well as the consolidated financial statement each with the related business reports and/or audit reports; for Borrowers not preparing balance sheets, this means in particular the income statement and statement of assets including all payables, the revenue and expense statement (profit statement) as well as copies of the tax assessment and tax return statements.
If the documents cannot be provided within nine months after the end of the fiscal year or calendar year, the Borrower will initially submit the documents in preliminary form (e.g., preliminary annual financial statement, interim financial statement, tax return statement).
8. Information
The Borrower is to inform the Bank promptly of legal and economic events that may negatively affect the credit arrangement (e.g., changes to the shareholder structure; measures concerning the objects serving as securities). The Bank is entitled at any time to view public registries, title registers and property files and to request simple or certified copies or excerpts at the Borrower’s expense. In addition, the Bank is entitled to obtain information from insurance companies, government authorities and other offices, in particular credit institutes, which it may deem necessary for evaluating the credit arrangement.
9. Sales Tax
For credits to Borrowers who are companies and use the credit for their company, the Bank is entitled to charge the respective legal sales tax for interests, fees and commissions from this contract. If a sales tax is not charged, it is a tax-free financial transaction. For purposes of invoicing, the Bank points out that the invoice number is the account number unless stated otherwise or in a different place. Unless a different service time or service period is stated, the invoice date corresponds to the service date.
10. Transfer, Guarantee
The borrower ensures and guarantees that
•	all necessary permits, notifications, authorizations, licenses and approvals have been or will be obtained and will be renewed promptly as far as such are required for the execution and implementation of this general agreement or of the individual credit contracts, in particular for payment transfers

•	necessary permits according to the articles of incorporation are in existence,

•	all laws, ordinances and other regulations that are affected by the execution of this general agreement or the individual credits are adhered to.
11. Instant Cancellation
Irrespective of the cancellation agreement in Point 4 of the Line of Credit Contract, the Bank is entitled to cancel without notice this general agreement and/or the running individual contracts and to request the immediate repayment of the granted individual credits if
11.1 the Borrower remains partially or totally in arrears with due services based on this general agreement and/or the individual contracts,
or
11.2 a prerequisite for concluding this general contract ceases to exist in full or in part or did not exist from the outset,
or
11.3 the Borrower, a co-debtor or a person/entity providing sureties did not fulfill significant obligations from the credit contract, the separate surety contracts or land charge certificate, in particular if the Borrower does not meet his obligations to disclose the economic circumstances,
or
11.4 demands from this general agreement and/or from the individual contracts are to be distrained by a third party,
or
11.5 the Borrower, a surety provided by him or a company that is currently in any kind of corporate or partnership relationship with the Borrower is used due to arrears with regard to any other obligation or any other creditor,
or
11.6 the Borrower, or a company that is currently or will be in the future in any kind of corporate or partnership relationship with the Borrower offers the execution of a out-of-court arrangement, a moratorium or any other comparable agreement because he or it is not capable of fulfilling or not fully fulfilling any payment obligations,
or
11.7 the Borrower, or a company that is currently or will be in the future in any kind of corporate or partnership relationship with the Borrower closes business operations. The company is being merged , a company contract is being concluded, canceled or rescinded in any form, which has at its subject matter control, profit transfer, partial profit transfer, profit sharing, lease of company premises, or company transfer, or if the company is integrated into another company,
or
11.8 the ownership situation of the company of the Borrower or the corporation change significantly or if the legal shareholder situation changes in a liability-reducing or liability-limiting manner,
or
11.9 the Borrower, or a company that is currently or will be in the future in any kind of corporate or partnership relationship with the Borrower does not meet or is not capable to meet its payment obligations in full or in part versus the Bank or another creditor, or if judgments are enforced or if Bankruptcy proceedings have been initiated against the Borrower, or a company that is currently or will be in the future in any kind of corporate or partnership relationship with the Borrower, or if checks or drafts of the Borrower, or of a company that is currently or will be in the future in any kind of corporate or partnership relationship with the Borrower, is being protested.
12. Arrears
If the Borrower does not pay on the due date, the Bank is entitled to charge the arrears damage without affecting further demands.
13. Other Agreements, Jurisdiction
13.1 The other provisions of the contract will remain effective even if one clause of this Line of Credit Contract or of the Attachments were to become ineffective. Potentially ineffective clauses shall be replaced by such clauses that are closest to the intended economic purpose of the ineffective clause.
A late or neglected execution of rights that exist based on this Line of Credit Contract or based on individual credits, does not constitute a waiver of these rights or a tacit approval of behavior that goes contrary to the contract. Non-execution of rights or only partial execution of rights does not exclude future assertion of these rights.
13.2 Changes or supplementations to this general agreement require the written form.
13.3 Place of fulfillment and jurisdiction for this general agreement and the Bank guarantee relationships is Stuttgart. If the Borrowers are or one of them is a business person, a legal entity under public law or separate assets governed by public law, the Bank is entitled to sue at its general place of jurisdiction and can only be sued at this place of jurisdiction. However, at its discretion, the Bank may also sue at the general place of jurisdiction of the Borrower.
13.4 The Line of Credit Contract, the concluded individual credit contracts as well as all rights and obligations from it are subject to the laws of the German Federal Republic.

Attachment	LB — BW
“Additional Terms for the Bank Guarantee Business”	Landesbank Baden -Württemberg

By written order of the Borrower (e.g., Print Form 2420008 beginning 10/94), the Landesbank assumes on behalf of the Borrower — subsequently referred to as Ordering Party — guarantees — subsequently uniformly called “guaranty”, unless expressly named, at the following terms:
1. Direct/Indirect Guarantee, Order, Formulation
The Landesbank may provide the guarantee itself (direct guarantee) or have it provided by another credit institute (second bank) in the name of that bank (indirect guarantee).
If the Landesbank or the second bank follows the instructions of the Ordering Party in formulating the guarantee document, it will not have any duty of review or information.
The Landesbank is directly liable for the guarantees it assumes and waives all defenses of revocation and set-off.
It shall be noted expressly in writing if the guarantee is to be assumed payable on first demand.
For a guarantee payable on first demand, the Landesbank is entitled and obligated to pay on the first demand of the beneficiary. Potential objections of the Ordering Party cannot be taken into account.
However, the Landesbank is not obligated to accept guarantees payable on first demand.
2. Surety Account, Commission on bank Guarantee
With the transfer/sending of the guarantee document or sending the guarantee order to the second bank, the Ordering Party will be charged the guarantee amount on the surety account and a fee will be invoiced for the execution. From that time until the retirement of the amount, the Ordering Party will be charged the agreed commission on the bank guarantee on the charged amount.
The commission on the bank guarantee will be calculated quarterly on 3/30, 6/30, 9/30 and 12/30 and will be charged to the checking account of the Ordering Party.
3. Return of the Guarantee / Release from Liability
After the conclusion/settlement of the guarantee, the Ordering Party has to take care of the return of the guarantee document as an alternative for the release from liability.
4. Retire / Partially Retire
The Landesbank will only then carry out the retirement of the guaranteed amount on the surety account and the calculation of the commission on the bank guarantee, when the original document has been returned to the Landesbank or when it has been unambiguously released from the liability by the beneficiary or by the second bank.
With direct guarantees that are not expressly subject to foreign law and that expire without a doubt based on the wording, if prior to the expiration of a certain expiration date no utilization has arrived at the Landesbank, the Landesbank will after the expiration of the expiration date retire the charge on the surety account and stop calculating the commission on the Bank guarantee. Should the Landesbank be engaged from this guarantee subsequently, it will fundamentally pay only if an authorization by the Ordering Party or an enforceable decree against the Landesbank is in existence; under these prerequisites, the Landesbank will charge the Ordering Party accordingly.
If with litigation guarantees the consent of the beneficiary is required for the return of the document, the Landesbank will retire the guarantee amount only upon evidence of this consent.
If a direct guarantee is reduced, the Landesbank will release the surety account of the Ordering Party accordingly and will consider this for the calculation of the commission on the Bank guarantee, as long as the conditions of the reduction clause in the guarantee are fulfilled, or the Landesbank has been given partial release from the beneficiary. For indirect guarantees, the regulation applies when the Landesbank is in possession of a partial release from the second bank.
5. Utilization from the Guarantee
If the Landesbank has provided a guarantee payable on first demand or a guarantee, the Landesbank will pay from it on the first demand of the beneficiary.
Without verifying prerequisites for the utilization that are located outside the guarantee statement, the Landesbank will upon utilization charge an account of the Ordering Party for expenses. The Landesbank is entitled but not obligated to deposit the guarantee amount by debiting an account of the Ordering Party in the name and on the account of the Ordering Party for purposes of the surety service.
At the conclusion of this general contract, the Ordering Party assigns all potential claims of repayment of the guarantee amount versus the beneficiary or the second bank to the Landesbank.
6. Reimbursement of Expenses
The Ordering Party is to reimburse the Landesbank all expenses including interest and costs that arise for the Landesbank in the course of carrying out the order — even after retirement of the guarantee and/or in connection with out of court or judicial cost of proceedings both domestically and abroad.
This applies even if the Landesbank makes use of the right to deposit.
If the Landesbank is not able to charge the expenses to a running account in the context of a positive balance or a line of credit, the interest, fees and commissions typically calculated by the Landesbank for overdrafts are to be paid.
7. Verification of Documents / Document Texts
If in connection with the guarantee the Landesbank is to receive documents/statements, it will check with the diligence of a prudent businessperson, whether these according to their external form conform to the conditions of the utilization of a guarantee. There are no additional verification obligations, in particular with regard to authenticity and unadulteredness, correctness of form, completeness or legal effectiveness of the documents/statements — and of the general or special conditions contained in them — or with regard to the correctness of attached translations.
Statements are to be considered proper even if they are transmitted via cable, telegram, telex or using other electronic information systems.
If the text of the guarantee or of the order is provided by the Ordering Party or from a third party to the second bank, then content and ambiguousness of the text of the document are the responsibility of the Ordering Party. If the Ordering Party does not provide the Landesbank with a text, the Ordering Party agrees that the Landesbank uses an appropriate text.
8. Timely Presentation of the Guarantee
The risk for a not timely presentation of the guarantee at the beneficiary rests with the Ordering Party, unless the Landesbank was grossly negligent.
9. Surety
By request of the Landesbank, the individual Borrowers named in the Line of Credit Contract will provide at any time Banking securities or cash securities for the claims of the Landesbank from assuming Bank guarantees or strengthen existing securities.
10. Extension
These terms also apply in case of a potential extension of the guarantee.
11. Guaranteed Liabilitie
The respective Borrower authorizes the Landesbank to obtain information from the beneficiary about the type and amount of the liabilities guaranteed by the Landesbank.
12. Cancellation
In case of a cancellation, the Landesbank assumes no further guarantees; furthermore, the Landesbank is immediately released from the given guarantees (the Release of Claims according to § 775 BGB [German Civil Code] remains unaffected by this).

Attachment	LB — BW
“Additional Terms for Money Market Credits”	Landesbank Baden- Württemberg

The line of credit can be utilized by the individual Borrowers by taking individual revolving credits (loans) at fixed interest rates under the following conditions:
1. Euromarket Practices
The utilization, referral or prolongation as well as the processing of individual credits is done according to practices typical for the Euromarket.
2. Interest Calculation and Payment Dates
2.1 The basis for calculating all interest and commissions from the general agreement as well as from the individual credits is the International Practice: Calendar days/360 days p.a.
2.2 Unless otherwise agreed in individual cases, interest and commission are due for payment at the end of the agreed duration of the individual credits.
3. Utilization, Credit Amount and Duration of the Individual Credits
3.1 The Borrower will notify the Landesbank at least two Banking days prior to the payment date of intended individual utilizations by phone or telex and together with the Landesbank will agree upon the interest rate according to Point 1 of the Line of Credit Contract (including commissions on bank guarantees according to Point 6.5), the amount and the duration of the individual credits. Only a banking day of the Landesbank can be stipulated as a payment date.
3.2 As a rule, the duration of the individual credits shall be 1, 2, 3, 6 or 12 months.
4. Redemption, Payments
4.1 Each individual credit is to be paid back in one amount at the end of the agreed duration. The Borrower is not entitled to early repayment of the individual credits.
4.2 With currency credits, all payment obligations arising from the respective individual credit arrangement are to be met exclusively and effectively in the currency in which the individual credit has been taken out.
5. Assignability
The Landesbank is entitled to assign its claims from the individual credits to third parties, to at the same time guarantee them on the order of the Borrower and to draw upon the sureties named for this bank-guaranteed credit in Point 6 of the Line of Credit Contract.
6. Referred Money Market Credits
6.1 As an alternative, the Landesbank may provide such loans from the Euro-Moneymarket such that the Landesbank concludes the individual credit contracts with the Euro Credit Providers (Eurobanks) in the name of and on the account of Borrower, such that the respective individual credit comes about directly between the Euro Credit Provider and the Borrower and that the Landesbank assumes a bank guarantee versus the credit provider for its claims according to the practices of the Euromarket, that is, at the following terms:
6.2 If credit contracts are issued by the credit-providing Eurobanks for the individual credits, the Landesbank is authorized to sign these for the Borrower.
6.3 Processing of the individual credits (taking out a credit, payment, redemption, interest and commission settlement, etc.) is done exclusively via the Landesbank.
6.4 The Borrower orders the Landesbank to assume guarantees versus the credit-providing Eurobanks according to the practices of the Euromarket. The following applies for the assumption of such guarantees:
•	If the Landesbank is utilized from its unconditional and irrevocable guarantee, it is entitled to service the creditor on first demand and to charge the account of the Borrower. The Landesbank is not obligated to verify any prerequisites for the utilization.

•	All services, including secondary services that are provided by the Landesbank based on its guarantee will be reimbursed by the Borrower.
6.5 For the required assumption of the guarantee versus the Eurobanks, the Landesbank will receive a commission on the bank guarantee. This is contained in the interest rate agreed according to Point 1 of the Line of Credit Contract, which is provided to the Borrower and settled in the acknowledgement; the commission will not be stated separately.
6.6 The Landesbank will confirm the referral of each individual credit in writing. Objections against the written confirmation must be levied within three business days after receipt. The respective confirmations are significant components of this general agreement. Failure to object on time is considered an acceptance.
6.7 All payment obligations from the individual credits and from this general agreement are — supplementary to the regulations of Point 3.1 of the attachment “General Terms” — only then considered fully made if they occur on time such that a transfer to the credit-providing Eurobank on the due date is possible.
6.8 if the Borrower does not assume his obligations from the individual credits or from this general agreement, respectively, on time, then the Landesbank is entitled to make the due payments versus the Eurobanks for the account of the Borrower.
6.9 Unaffected by the cancellation agreement in Point 4 of the Line of Credit Contract and Point 11 of the attachment “General Terms”, the Landesbank is entitled to cancel without notice in its own name this general agreement and/or in the name of the credit-providing Eurobank the running individual credits and to demand the prompt repayment of the granted individual credits if extraordinary circumstances occur or for good cause, which make it impossible or unreasonable for the Landesbank and/or the Eurobanks to fulfill their obligations from this general agreement or which — in their opinion — could risk the fulfillment of their claims (this applies in particular to transfer difficulties, government interference, strikes, lockout and other cases of force majeure).
6.10 Taking out credits on the Euromarket is subject to the Law on Foreign Trade and Payments and the foreign trade reporting regulations. Within the scope of these regulations, domestic Borrowers must report, among other things, interest payments when due according to § 59 of the German Foreign Trade Regulations (AWV) and the monthly status of the liabilities according to § 62 of the German Foreign Trade Regulations (AWV).